UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Specialty Underwriters’ Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

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On April 30, 2009, Specialty Underwriters’ Alliance, Inc. (“SUA”) issued the following press release, which was also posted to the website http://ir.suainsurance.com/proxy.cfm.

FOR FURTHER INFORMATION:
Specialty Underwriters’ Alliance, Inc.	Financial Relations Board
Scott Goodreau	Leslie Loyet
(888) 782-4672	(312) 640-6672
sgoodreau@suainsurance.com	lloyet@mww.com
FOR IMMEDIATE RELEASE
THURSDAY, APRIL 30, 2009
SPECIALTY UNDERWRITERS’ ALLIANCE RESPONDS TO HALLMARK’S
CONTINUED CAMPAIGN OF MISINFORMATION
CHICAGO — April 30, 2009 — Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) (“SUA” or the “Company”) stressed that Hallmark Financial Services, Inc.’s (“Hallmark”) most recent press release which highlighted a report by Proxy Governance, a leading proxy advisory firm, mischaracterized the facts and failed to mention that Proxy Governance recommended a vote against Hallmark’s slate of nominees.
Contrary to Hallmark’s portrayal of the Company’s current Board, Proxy Governance stated in its report that SUA’s current nominees are “highly qualified directors, who have stewarded [stockholders’] investment well for the past four years.”
Proxy Governance added, “The evidence which is missing from the dissidents’ analysis clearly demonstrates that as key components of the business, such as revenue have grown, the indicators of economic health and sustainability have grown stronger.”
The leading advisory firm noted that it was apparent that the Company made the right decision to reject Hallmark’s offer and concluded, “We believe [stockholders] will be better served by electing the management slate of incumbent nominees.”
Courtney Smith, Chairman of SUA, stated, “It is important for our stockholders to have the truth in this proxy contest. This mischaracterization by Hallmark is typical of the tactics we have seen them using in their efforts to get their nominees elected. We urge stockholders to read the report of Proxy Governance and we are confident you will see that, contrary to Hallmark’s portrayal, Proxy Governance’s analysis fully supports their conclusion to vote in favor of SUA’s current slate of directors.”
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Mr. Smith concluded, “We believe our Board has extensive insurance, reinsurance, investment banking, corporate governance and legal experience and that Hallmark’s slate of nominees would not bring additional value to SUA’s current Board. We believe Hallmark’s nominees will only serve the interests of Hallmark rather than the interests of all of our stockholders.”
The board urges stockholders to vote the WHITE proxy card to support its nominees and discard any gold proxy card from Hallmark. Stockholders with questions or needing assistance in voting may call SUA’s proxy solicitation firm, The Altman Group, toll-free at (866) 620-5668.
About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.
Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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